                                                                 Exhibit 99
                       BCP SEEKS COURT AID TO STOP EPA
                        FROM CREATING HAZARDOUS WASTE


        GEISMAR, Louisiana - Borden Chemicals and Plastics Operating Limited Partnership (BCP) filed suit today against the Administrator of the U.S. Environmental Protection Agency (EPA), asking the U.S. District Court in Baton Rouge for a ruling that materials which are part of a continuous manufacturing process and not discarded are not subject to hazardous waste laws.

        EPA has indicated that it intends to regulate as "hazardous waste" materials that are never discarded and thus are not wastes, BCP said. Some of the materials in question are part of a continuous closed-loop processing system. Others are reused later following a recycling process.

        Wayne Leonard, BCP's vice president and general manager, said the EPA position could open the door to a wave of inappropriately broad interpretations of regulations on the U.S. chemical industry.

        "This is not what Congress intended for our pollution prevention laws," he said.

        According to Leonard, "Allowing the EPA position to stand will cripple pollution prevention efforts in the U.S. by making it more feasible to dump toxic chemicals in hazardous waste landfills rather than reuse them."

        It could mean that most, if not all, of the chemical manufacturing processes in the country would have to be regulated as hazardous waste management units, he said.

        Leonard noted that EPA's position would penalize companies that have developed environmentally sound programs to eliminate waste.

        "We've always acted in the belief that the best way to eliminate hazardous waste is not to create it in the first place," said Leonard. "We have been achieving this by reusing and not discarding these materials."

        In one instance, EPA maintains that partially-depleted mercuric chloride catalyst used by BCP in the manufacture of vinyl chloride is hazardous waste even though it is later recycled for reuse. EPA's position is in direct conflict with a ruling by the Louisiana Department of Environmental Quality
(DEQ) which said the material is not a waste. DEQ is the EPA's designated authority in Louisiana for administering hazardous waste laws.

        "EPA is second-guessing the very agency it chose to administer hazardous waste laws in Louisiana," Leonard said. "How can a company operate when the EPA says actions by its own designated authority have no validity, and penalties can be threatened based on a retroactive change in an official ruling?" he asked.

        On another issue, BCP says EPA overstepped its bounds in declaring chemical co-products from a vinyl chloride manufacturing process to be hazardous waste. These co-products are continuously processed through a closed-loop stream and are never discarded, so they never become wastes.

        Borden Chemicals and Plastics Operating Limited Partnership is managed by BCP Management, Inc., a wholly-owned subsidiary of Borden, Inc. which owns 2 percent of BCP. Nearly 700 workers are employed at the BCP facility in Geismar.